Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated April 24, 2026, with respect to the consolidated financial statements of Orion180 Insurance Group Inc. and subsidiaries, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
Atlanta, Georgia
September 9, 2026